Exhibit 10.31

FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
This First Amendment to Amended and Restated Credit Agreement (this “Amendment”) dated as of October 9, 2014, is by and between UNIVERSAL ELECTRONICS INC., a corporation organized under the laws of the State of Delaware (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Lender”).
RECITALS
A.    The Borrower and the Lender have entered into an Amended and Restated Credit Agreement dated as of October 2, 2012 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”).
C.    The Borrower has requested that the Lender make certain amendments to the Credit Agreement and the Lender is willing to do so, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual promises herein set forth and for other good and valuable consideration, the Borrower and the Lender agree as follows:
Section 1.Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context shall otherwise require.

Section 2.Amendments. The Credit Agreement is hereby amended as follows:

2.1 Definitions. Section 1.1 of the Credit Agreement is amended by:

(a)Amending and restating the definition of “Consolidated Fixed Charge Coverage Ratio” contained therein, to read in its entirety as follows:

“Consolidated Fixed Charge Coverage Ratio”: For any period of determination, on a consolidated basis for the Borrower and without duplication, as measured on the last day of a fiscal quarter for the four quarters then ended, (a) Consolidated EBITDAR, minus cash taxes, minus Restricted Payments paid in cash and not financed with proceeds of Revolving Loans, minus Restricted Payments paid in cash, and minus Consolidated Maintenance Capital Expenditures divided by (b) the sum of consolidated required principal payments (on short and long term debt and Capitalized Leases), plus Consolidated Interest Expense paid in cash, plus rental or lease expense, all as determined for said period in accordance with GAAP.
(b)Replacing in their entirety each of the references to “Section 6.16” in subsection (b)(v) of the definition of “Permitted Acquisitions” contained therein, with references to “Section 6.14”.

(c)Amending and restating subsection (b)(vii) of the definition of “Permitted Acquisitions” contained therein, to read in its entirety as follows:
(vii)    after giving effect to such Acquisition, Consolidated Liquidity shall be greater than or equal to $10,000,000.
(d)Amending and restating the definition of “Revolving Commitment Amount” contained therein, to read in its entirety as follows:

“Revolving Commitment Amount”: $55,000,000, or such increased amount as agreed to between the Borrower and the Bank from time to time pursuant to Section 2.22 of this Agreement.
(e)Amending and restating the definition of “Revolving Commitment End Date” contained therein, to read in its entirety as follows:
“Revolving Commitment End Date”: November 1, 2017.
(f)Deleting the definition of “Regulatory Change”, contained therein.

(g)Deleting the definition of “Shares Repurchase Dutch Auction”, contained therein.

(h)Deleting the definition of “Standby Letter of Credit Sublimit”, contained therein.

(i)Adding a new definition of “Letter of Credit Sublimit” to read in its entirety as follows:
“Letter of Credit Sublimit”: $4,500,000.
2.2 Terms of the Credit Facilities. Article II of the Credit Agreement is amended by:

(a)    Amending and restating subclause (b) of Section 2.7 to read in its entirety as follows:

“(b) the Letter of Credit Outstandings to exceed the Letter of Credit Sublimit.”
(b)    Amending and restating subclause (a) of Section 2.14 to read in its entirety as follows:

“(a) in the case of each standby Letter of Credit, at all times such Letter of Credit is outstanding, an amount determined by multiplying the Applicable Margin for LIBOR Rate Loans by the original face amount of each such Letter of Credit determined on a per annum basis, payable quarterly in arrears on each Quarterly Payment Date, and”
(c)    Adding a new Section 2.22 to read in its entirety as follows:

“Section 2.22.    Increase in Revolving Commitment Amount. Notwithstanding anything to the contrary, so long as no Default or Event of Default is continuing, the Borrower may, from time to time, request in writing an increase in the Revolving Commitment Amount by an aggregate amount (for all such requests) not exceeding on and after the Closing Date, $70,000,000; provided that (i) any such request for an increase shall be in a minimum of $10,000,000 and in whole increments of $10,000,000 in excess thereof and (ii) that the Revolving Commitment Amount, after giving effect to any such increase, shall not exceed $125,000,000. Upon receipt of the Borrower’s request for such an increase in the Revolving Commitment Amount, the Bank shall notify the Borrower whether it agrees, in its sole discretion, to increase the Revolving Commitment Amount. If the Bank, in its sole discretion, agrees to increase the Revolving Commitment Amount, the Borrower and the Bank shall mutually agree on the date as of which the increased Revolving Commitment Amount shall become effective. In connection with any increase of the Revolving Commitment Amount pursuant to this Section 2.22 and as a condition to the effectiveness of such increase, the Bank shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as the Bank may reasonably request.”
2.3 Financial Statements and Reports. Section 5.1(c) of the Credit Agreement is amended by deleting the reference to “Sections 5.14, 6.14, 6.15, and 6.16” and replacing such reference with “Sections 5.14, 6.14 and 6.15”.

2.4 Restricted Payments. Prepayment of Indebtedness. Section 6.6 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Section 6.6.    Restricted Payments. Prepayment of Indebtedness. The Borrower shall not make any Restricted Payment if a Default or Event of Default has occurred or is continuing or a Default or Event of Default would exist after giving effect to the making of any such Restricted Payment immediately or by reference to pro forma compliance with under the most recent Compliance Certificate delivered by the Borrower pursuant to Section 5.1(c). The Borrower shall not, and shall not permit any Restricted Subsidiary to, prepay or redeem in advance of maturity or regular installments of principal in effect as of the date of this Agreement, or establish a sinking fund for such purpose, with respect to any Indebtedness other than Indebtedness owing to the Bank.”

2.5 Investments and Indebtedness.

(a) Section 6.10 of the Credit Agreement is amended by deleting the reference to “Section 6.19” in subsection (k) thereof and replacing such reference with “Section 6.18”.

(b) Section 6.11 of the Credit Agreement is amended by deleting the reference to “Section 6.19” in subsection (g) thereof and replacing such reference with “Section 6.18”.

2.6 Consolidated Cash Flow Leverage Ratio. Section 6.14 of the Credit Agreement is amended and restated to read in its entirety as follows:

“Section 6.14.    Consolidated Cash Flow Leverage Ratio. The Borrower shall not permit the Consolidated Cash Flow Leverage Ratio to be more than 2.00 to 1.0 as of the last day of any fiscal quarter.”
2.7 Consolidated Liquidity. Section 6.16 of the Credit Agreement is deleted in its entirety and Sections 6.17, 6.18 and 6.19 shall be renumbered as 6.16, 6.17 and 6.18 respectively.

2.8 Compliance Certificate. The “Attachment to the Compliance Certificate” included as Exhibit C to the Credit Agreement is amended and replaced in its entirety with the Attachment to the Compliance Certificate set forth on Exhibit A attached hereto.

2.9 Pricing Schedule. Schedule 1.1 of the Credit Agreement is amended and replaced in its entirety with the Schedule 1.1 set forth on Exhibit B attached hereto.

Section 3.     Conditions and Effectiveness. This Amendment shall become effective only upon satisfaction of the following conditions:

3.1 The Borrower shall have duly executed and delivered to the Lender this Amendment.

3.2 The Borrower shall have delivered to the Lender a certification by the Secretary or Assistant Secretary of the Borrower certifying as to (i) true and complete copies of the Borrower’s Restated Certificate of Incorporation and Amended and Restated Bylaws attached thereto, (ii) resolutions of the Borrower’s Board of Directors authorizing the execution, delivery and performance of this Amendment, and (iii) the incumbency, names, titles, and signatures of each officer of the Borrower authorized to execute this Amendment and any other instrument or agreement executed by the Borrower in connection with this Amendment.

3.3 The Borrower shall have satisfied any other conditions as specified by the Lender, including payment of all unpaid legal fees and expenses incurred by the Lender through the date of this Amendment in connection with the Credit Agreement.

Section 4.    Representations, Warranties, Authority, No Adverse Claim.

4.1 Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Credit Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, and (b) there will exist no Event of Default under the Credit Agreement as amended by this Amendment on such date which has not been waived by the Lender.

4.2 Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that the Borrower has the power and legal right and authority to enter into this Amendment and any other instrument or agreement executed by the Borrower in connection with this Amendment (collectively, the “Amendment Documents”) and has duly authorized as appropriate the execution and delivery of the Amendment Documents and other agreements and documents executed and delivered by the Borrower in connection herewith or therewith by proper company action, and none of the Amendment Documents nor the agreements contained herein or therein contravenes or constitutes a default under any agreement, instrument or indenture to which the Borrower is a party or a signatory or a provision of the Borrower’s articles of organization, Bylaws or any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Lender. The Borrower represents and warrants that no consent, approval or authorization of or registration or declaration with any entity, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those which the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Lender. The Borrower represents and warrants that this Amendment constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.3 No Adverse Claim. The Borrower warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Borrower a basis to assert a defense, offset or counterclaim to any claim of the Lender with respect to the Borrower’s obligations under the Credit Agreement as amended by this Amendment.

Section 5.    Affirmation of Credit Agreement, Further References, Affirmation of Security Interest. The Lender and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended and shall refer to the Credit Agreement as amended by this Amendment. The Borrower confirms to the Lender that the Borrower’s obligations under the Credit Agreement, as amended by this Amendment, are and continue to be secured by the security interest granted by the Borrower in favor of the Lender under that certain Borrower’s Security Agreement dated as of October 2, 2012 and made by the Borrower in favor of the Lender, and all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of the Borrower under such documents and any and all other documents and agreements entered into with respect to the obligations under the Credit Agreement are incorporated herein by reference and are hereby ratified and affirmed in all respects by the Borrower.

Section 6.    Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.

Section 7.    Severability. Whenever possible, each provision of this Amendment and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective, valid and enforceable under the applicable law of any jurisdiction, but, if any provision of this Amendment, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited, invalid or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto in such jurisdiction, or affecting the effectiveness, validity or enforceability of such provision in any other jurisdiction.

Section 8.    Successors. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Lender and the successors and assigns of the Lender.

Section 9.    Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower agrees to pay or reimburse the Lender, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Lender, including filing and recording costs and fees, charges and disbursements of outside counsel to the Lender and/or the allocated costs of in-house counsel incurred from time to time, in connection with the Credit Agreement, including in connection with the negotiation, preparation, execution, collection and enforcement of the Amendment Documents and all other documents negotiated, prepared and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Lender harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.

Section 10.    Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.

Section 11.    Counterparts. This Amendment may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document, and either party to the Amendment may execute any such agreement by executing a counterpart of such agreement.

Section 12.    Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES AND THEIR AFFILIATES.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

UNIVERSAL ELECTRONICS INC.

/s/ Bryan M. Hackworth
Bryan M. Hackworth
Senior Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

/s/ Andrew Williams
Andrew Williams
Vice President

Exhibit A

ATTACHMENT TO COMPLIANCE CERTIFICATE
AS OF ______________, ____WHICH PERTAINS
TO THE PERIOD FROM ________________, ______
TO ________________, _______

Sections identified are Sections of the Credit Agreement to which reference should be made for a more complete description of requirements.

Covenant	Actual	Required	Compliance (Yes/No)
Borrower and Restricted Subsidiaries (pursuant to Section 5.14)
______ % of the aggregate amount of the consolidated assets of the Borrower and the Borrower's Subsidiaries and ______ % of the aggregate Consolidated EBITDA of the Borrower and the Borrower's Subsidiaries

The Borrower and Restricted Subsidiaries must at least constitute both (i) 70% of the aggregate amount of the consolidated assets of the Borrower and the Borrower's Subsidiaries and (ii) 70% of the aggregate Consolidated EBITDA of the Borrower and the Borrower's Subsidiaries

Consolidated Cash Flow Leverage Ratio (pursuant to Section 6.14)	_______ to 1.0	Not more than 2.00 to 1.0 as of the last day of any fiscal quarter
Consolidated Fixed Charge Coverage Ratio (pursuant to Section 6.15)	_______ to 1.0	Not less than 2.00 to 1.0

Exhibit B

Schedule 1.1 - Pricing Schedule
PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status
LIBOR Rate Loan	1.25%	1.50%	1.75%
Alternate Base Rate Loan	0.00%	0.25%	0.50%
References to Sections and the Credit Agreement refer to the Credit Agreement to which this Schedule is attached, and Sections therein. For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:
“Financials” means the annual or quarterly financial statements of the Borrower delivered pursuant to Section 5.1(a) or (b).
“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in its most recent financial statement, the Consolidated Cash Flow Leverage Ratio is less than or equal to 1.50 to 1.00.
“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in its most recent financial statements, the Consolidated Cash Flow Leverage Ratio is less than or equal to 2.00 to 1.00 and is greater than 1.50 to 1.00.
“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in its most recent financial statements, the Consolidated Cash Flow Leverage Ratio is greater than 2.00 to 1.00.
“Status” means either Level I Status, Level II Status or Level III Status.
The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent financial statements. Adjustments, if any, to the Applicable Margin shall be effective from and after the first day of the first month immediately following the date on which the delivery of such financial statements is required until the first day of the first month immediately following the next such date on which delivery of such financial statements of the Borrower is so required. If the financial statements (the “initial Financials”) on which a determination of the Status are restated (the “restated Financials”), and as a result the Applicable Margin based on the initial Financials would have been determined by reference to a different Status, then on the first day of the first month immediately following delivery to the Bank of such restated Financials either (i) the Borrower shall pay additional interest, determined by reference to such different Status if such different Status is at a higher Status than the Status determined by reference to the initial Financials, or (ii) the Bank shall credit the Borrower for the additional interest paid to the Bank as determined by reference to such different Status if such different Status is at a lower Status than the Status determined by reference to the initial Financials. If the Borrower fails to deliver the financial statements to the Bank at the time required pursuant to Section 5.1, then the Applicable Margin shall be the highest Applicable Margin set forth in the foregoing table until five days after such financial statements are so delivered. Subject to the preceding sentence, from and after the date of the Credit Agreement to and including the first day of the first month immediately following the delivery of financial statements for the fiscal quarter ending on September 30, 2012, the Status shall be Level I Status.